UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

AMENDMENT TO
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2009 (January 28, 2009)

CYBERDEFENDER CORPORATION
(Exact name of registrant as specified in its charter)

California	333-138430	65-1205833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

617 West 7th Street, Suite 401, Los Angeles, California	90017
(Zip Code)

Registrant’s telephone number, including area code:	(213) 689-8631

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

           This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by CyberDefender Corporation (the “Registrant”) with the Securities and Exchange Commission on December 5, 2008 (the “December 5, 2008 Current Report”).

Item 3.02 Recent Sales of Unregistered Securities.

On December 5, 2008, the Registrant reported the sale and issuance of $200,000 in aggregate principal amount of its subordinated 10% Convertible Promissory Notes (the “Notes”), convertible into common stock of the Registrant at a conversion price of $1.25 per share, along with five-year warrants (the “Warrants”) to purchase an aggregate of 80,000 shares of common stock at an exercise price of $1.25 per share (the “Offering”).  The Registrant also reported that it may conduct additional closings of the sale and issuance of the Notes and Warrants, up to an additional $1,000,000 in aggregate principal amount of the Notes, and Warrants to purchase up to an additional 400,000 shares of its common stock, pursuant to the transaction documents attached as exhibits to the December 5, 2008 Current Report, but only to investors who were contacted by the Registrant’s placement agent prior to December 5, 2008 in connection with the Offering.

The Registrant is filing this amendment to the December 5, 2008 Current Report in order to report that, on January 28, 2009, the Registrant completed the sale and issuance of all the additional Notes and Warrants as described above.  Accordingly, the Registrant received gross proceeds of $1,200,000 pursuant to the Offering, and paid its placement agent a total of $72,000 in commissions and issued to its placement agent a five-year warrant to purchase a total of 57,600 shares of the Registrant’s common stock, at an exercise price of $1.25 per share.  Except as disclosed herein, there were no underwriting discounts or other commissions paid in conjunction with the Offering.

The Offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the securities were issued to accredited investors only without any form of general solicitation or general advertising.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the December 5, 2008 Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2009
CYBERDEFENDER CORPORATION

	By:	/s/ Gary Guseinov
Gary Guseinov
Chief Executive Officer